EXHIBIT 10.1.1

                                    NETI/WWV

                               LICENSE AGREEMENT

This AGREEMENT is made and entered into as of March 14, 1998, by and between WORLD WIDE VIDEO INC., a Virginia Corporation, ("WWV") and NATIONAL EXECUTIVE TRADE, INC., a Nevada Corporation, ("NETI").

                                  WITNESSETH:

WHEREAS, WWV designs and manufactures leading edge technology and products for the Video Telephony market as described in WWV Confidential Business Plan dated (the "technology"); and

WHEREAS, NETI desires to acquire the exclusive license to manufacture, use, market and distribute the technology from WWV in accordance with the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the premises, and the mutual covenants and agreements set forth herein, and for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Grant of License.

(a) Subject to the terms and conditions set forth in this Agreement, WWV hereby grants to NETI the exclusive license, right and privilege to manufacture, use, market and distribute the technology during the term hereof in the Country of Canada. Furthermore, WWV grants to NETI the rights of first refusal for the exclusive license to manufacture, use, market and distribute the technology for the regions of South Africa and Australia / New Zealand.

(b) WWV shall furnish to NETI the technology's, copies of all patents, registered designs, schematics, manufacturing information and drawings, and marketing information including any previous sales information and current sales information. All of the above shall be kept confidential by NETI. Any Breach of this clause shall be a reason to terminate this agreement.

(c) WWV shall cooperate fully with NETI in its endeavors to manufacture, use and market the technology in its exclusive territories. NETI agrees to reimburse all reasonable costs connected with WWV support, which will be agreed in writing by NETl in conjunction with WWV.

2. Term. Unless earlier terminated in accordance with the terms hereof, this Agreement shall continue for the period commencing the date hereof and ending March 15, 2008 and extend the term by mutual consent thereafter.

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3.       Consideration.

(a) Convertible Debenture. NETI agrees to advance $50,000 by way of bridge finance to WWV. These funds are to be made available to WWV upon a satisfactory demonstration of the technology which shall be at the signing of this Agreement or within 10 days thereafter. Satisfactory meaning a benchmark demonstration of the of WWV technology compared to 8X8, C Phone and or any other major developer / suppliers of V.324 products currently that are direct competitors to WWV offerings. Upon delivery of working prototypes to NETI, the Debenture will be converted into 250,000 free trading shares of WWV [of Colorado]. Furthermore, WWV confirms that the company is in the process of filing for approval to trade on the OTC-BB.

(b) Option to Purchase Additional Shares. WWV agrees to provide NETI an option to purchase an additional 500,000 free trading shares for payment of $150,000 if such payment is made by April 15, 1998 or 15 business days after delivery of working prototypes, whichever shall be the later.

Upon the signing of this License Agreement NETI agrees that this payment is in addition and not a part of the Royalty payments described in number four(4) below. Further, WWV agrees to return, in full, without interest, the $50,000 loan to secure the rights if WWV cannot deliver working commercial products to NETI within three months (3) of the signing of this agreement.

4. Royalties. In consideration of the grant of the license provided for herein, NETI shall pay to WWV a royalty of five (5%) percent of gross wholesale revenues to WWV annually from the WWV technology. Said payment shall be made quarterly within sixty days of the end of each quarter. Attached to said payment shall be the proper accounting, which may be audited by WWV.

5. First right to acquire the exclusive rights. for South Africa. WWV agrees to provide NETI with the first rights to acquire the exclusive rights for manufacturing, use, marketing and distribution of WWV products and technology for payment of $25,000 on or before April 30, 1998, and royalty payments of 5% on wholesale sales of WWV products.


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6. First right to acquire the  exclusive  rights for  Australia and New Zealand.
WWV agrees to provide NETI with the first rights to acquire the exclusive rights
for  manufacturing,   use,  marketing  and  distribution  of  WWV  products  and technology for payment of $50,000 on or before June 15, 1998, and royalty payments of 5% on wholesale sales revenues of WWV products.

Termination

(a) This Agreement shall terminate upon written notice at the discretion of either party hereto in the event the other party shall voluntarily or involuntarily enter bankruptcy, reorganization, arrangement, receivership or any similar proceedings or declare itself to be insolvent or bankrupt. If either party is involved in any of the foregoing events, such party shall immediately notify the other in writing of the occurrence of such event.

(b) Upon expiration or termination of this Agreement for any reason, NETI shall cease and terminate the use of the technology.

(c) Termination of this Agreement for any reason shall not release either party of any liability accrued through the date of such termination, nor effect in any way the survival of any claim arising from any breach of any right, duty or obligation of any party hereto accrued hereunder as of the date of such termination.

6. Indemnification WWV agrees to indemnify, defend and hold harmless NETI from and against any and all claims, losses, suits, damages, costs and liabilities relating to or arising from the manufacture, distribution, use or sale of products using the technology or the breach by WWV of any of its warranties or representations contained herein.

Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia as applied to residents of the State of Virginia without regard to conflict of law principles.

(b) WWV represents and warrants to NETI that (i) WWV is the owner of the technology, (ii) WWV has the right and authority to grant to NETI the license to use the technology in the manner provided, for herein and (iii) the grant by WWV of the license provided for herein does not violate or conflict with any agreement, instrument or commitment, or any law, rule, regulation, court order or proceeding, to which WWV is a party or is bound.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

LICENSOR:

WORLD WIDE VIDEO INC.
/S/
John G. Perry
President

LICENSEE:

NATIONAL EXECUTIVE TRADE INC.
/S/
Brian Harris
President